UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

Commission File Number: 1-12744

MARTIN MARIETTA MATERIALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 1-12744

North Carolina	56-1848578
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4123 Parklake Avenue, Raleigh, NC	27612
(Address of principal executive offices)	(Zip Code)

Michael J. Petro

(919) 781-4550

(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☐ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2024.
☒ Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2024.

Section 2 – Resource Extraction Issuer Disclosure.

Item 2.01 Resource Extraction Issuer Disclosure and Report.

Disclosure of Payments by Resource Extraction Issuers

The specified payment disclosure required by Form SD is included in Exhibit 2.01 to this Form SD.

The information furnished pursuant to Item 2.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Section 3 – Exhibits.

Item 3.01 Exhibits.

The following exhibit is included as part of this report.

2.01	Interactive Data File (Disclosure of Payments by Resource Extraction Issuers for the year ended December 31, 2024 filed in XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MARTIN MARIETTA MATERIALS, INC.
(Registrant)

By:	/s/ Michael J. Petro	September 24, 2025
	Michael J. Petro	(Date)
Senior Vice President and
Chief Financial Officer